EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 29, 2002, relating to the financial statements of Cheniere Energy, Inc., on page 40, and Gryphon Exploration Company, on page 79, which appear in Cheniere Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
December 18, 2003
Houston, Texas